UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
 Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): June 21, 2011
 BRIDGEPOINT EDUCATION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34272	59-3551629
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13500 Evening Creek Drive North, Suite 600 San Diego, California	92128
(Address of principal executive offices)	(Zip Code)
 (858) 668-2586
(Registrant’s telephone number, including area code)
 None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
 ☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 ☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 ☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 ☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Approval of 2011 Executive Incentive Program
On June 21, 2011, the Compensation Committee recommended, and the Board of Directors adopted, the 2011 Executive Incentive Program ("2011 Program") for the named executive officers to motivate and retain them and also to recognize their extraordinary effort during a particularly difficult regulatory and legislative environment affecting the proprietary postsecondary education industry generally. The 2011 Program is comprised of two components: (1) a discretionary program which includes a cash bonus payable on June 28, 2011, and a grant of restricted stock units ("RSUs") to be awarded on June 28, 2011, and (2) a cash bonus payable on the achievement of certain quality-based performance goals for 2011, in each case as described in more detail below.
Discretionary Program. Under the 2011 Program, the named executive officers will each receive (1) a discretionary cash bonus on June 28, 2011, which bonus is not subject to any performance-based requirements, and (2) a grant of RSUs on June 28, 2011, under the 2009 Stock Incentive Plan ("2009 Plan"). The RSUs will vest in full on the first anniversary of the date of grant (June 28, 2012), assuming the named executive officer's continuing service on such date, and are not subject to any performance-based requirements, provided that shares of our common stock will not be issued in settlement of vested RSUs until November 15, 2012. The following table shows the amount of the discretionary cash bonus and the value of the RSUs to be awarded to each named executive officer on June 28, 2011. The actual number of RSUs to be awarded to each named executive officer will be determined by dividing the value of the RSUs shown in the table below by the closing price of our common stock on June 28, 2011.

Name	Cash Bonus	Value of RSUs
Andrew S. Clark	$349,650	$349,650
Rodney T. Sheng	$133,866	$133,866
Daniel J. Devine	$108,225	$108,225
Jane McAuliffe	$104,895	$104,895
Performance-Based Cash Bonus. Under the 2011 Program, the named executive officers are eligible to receive a cash bonus based on the achievement by our company in 2011 of quality-based metrics based on cohort default rates, 90/10 ratio, net promoter score, employee retention and the development and enhancement of certain predictive modeling and learning tools. The following table shows the target and maximum amounts of the performance-based cash bonus that may be earned by each named executive officer, assuming achievement of performance goals at the target and maximum levels, respectively. The Compensation Committee has the discretion to award amounts that fall in between the target and maximum amounts for achievement of performance goals between the target and maximum levels, and also to award a lesser amount than the target amount for achievement of performance goals below the target level.

Name	Target Amount	Maximum Amount
Andrew S. Clark	$175,350	$350,700
Rodney T. Sheng	$67,134	$134,268
Daniel J. Devine	$54,275	$108,550
Jane McAuliffe	$52,605	$105,210
Approval of Forms of Restricted Stock Unit Agreement for 2009 Plan
On June 21, 2011, the Compensation Committee recommended, and the Board of Directors approved, two forms of Restricted Stock Unit Award Agreement ("RSU Agreement") for the 2009 Plan, one form which contemplates a delayed settlement of vested RSUs, as described above, and another form for all other RSU grants under the 2009 Plan.
General Terms. The terms of the forms of RSU Agreements are identical in all material respects and provide for the grant of a number of RSUs, which will be paid out in shares of our common stock when the applicable vesting criteria have been met. No monetary payment is required in exchange for an award of RSUs pursuant to the form. The consideration for the RSUs is payable in the form of services rendered to our company. No shares will be issued unless and until satisfactory arrangements to cover applicable tax withholdings have been made. If no arrangements have been made in advance, we automatically will withhold shares that would have otherwise been issued with an aggregate value equal to the applicable tax withholdings.
Vesting; Expiration. RSUs vest as determined by the Board of Directors and generally require the participant to continue as a service provider through a specific date. RSUs that have not vested upon the participant's termination of service with the company generally will be forfeited at no cost to the company.
Settlement Date. The form of RSU Agreement to be used under the 2011 Program provides that, although vested, shares our common stock will not be issued in settlement of vested RSUs until November 15, 2012.
Stockholder Rights. A RSU recipient generally will not have any of the rights or privileges of a stockholder until shares of our common stock are issued in respect of the RSU in accordance with established vesting criteria.
The foregoing description of the forms of RSU Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the forms of RSU Agreement attached hereto as Exhibits 99.1 and 99.2 and incorporated herein by reference.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
99.1    2009 Stock Incentive Plan - Form of Restricted Stock Unit Award Agreement (Deferred Settlement)
99.2    2009 Stock Incentive Plan - Form of Restricted Stock Unit Award Agreement (General)

SIGNATURES
 Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2011		Bridgepoint Education, Inc.

	By:	/s/ Daniel J. Devine
Name: Daniel J. Devine
Title: Chief Financial Officer

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